EXHIBIT 10.1
               DESCRIPTION OF EXECUTIVE OFFICER ANNUAL INCENTIVE BONUS PROGRAM


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               Description of Executive Officer Annual Incentive Bonus Program

To relate the compensation of the executive officers of Great-West to the performance of Great-West, an annual incentive bonus program is provided. Bonus opportunity is expressed as a percentage of base salary, with actual bonus amounts determined on the basis of the following three elements:

        (i) actual earnings of Great-West and/or a business unit within Great -West; and/or

        (ii) other performance objectives of Great-West and/or a business unit within Great-West; and

        (iii)  the individual's personal performance.

These elements are designed to be integrated with Great-West's overall goals and initiatives.


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